Exhibit 99.2

FORM OF

LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

PRESBIA PLC

Subscription Rights to Purchase Ordinary Shares

Offered Pursuant to Subscription Rights Distributed to Shareholders of Presbia PLC

[●], 2017

Dear Shareholder:

This letter is being distributed by Presbia PLC (the “Company”) to all holders of record of ordinary shares, as of 5:00 PM Eastern Time, on [●], 2017 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable non-tradable subscription rights (the “Subscription Rights”) to subscribe for [●] ordinary shares at a subscription price of $[●] per share, which we refer to as the “Basic Subscription Right.” If you exercise your Basic Subscription Rights in full, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed ordinary shares at the subscription price, subject to proration, which we refer to as the “Over-Subscription Privilege.” Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege. The Subscription Rights are described in the prospectus dated [●], 2017 (a copy of which accompanies this notice) (the “Prospectus”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [●], 2017 and ends at 5:00 PM Eastern Time, on [●], 2017, unless extended by the Company in its sole discretion for up to an additional 30 days (as it may be extended, the “Expiration Date”). The Company may cancel the rights offering for any reason at any time before the Expiration Date.

If sufficient ordinary shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for ordinary shares exceed the remaining ordinary shares available, the remaining ordinary shares will be allocated pro-rata among holders who over-subscribe based on the number of ordinary shares owned on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of ordinary shares than the holder subscribed for, then such holder will be allocated only the number of ordinary shares for which the holder oversubscribed, and the remaining ordinary shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all ordinary shares have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

Enclosed are copies of the following documents:

1. Prospectus

2. Subscription Rights Statement

3. Instructions As to Use of Subscription Rights Statements

4. Notice of Important Tax Information

5. A return envelope, addressed to Computershare Inc. (the “Subscription Agent”)

Your prompt attention is requested. To exercise your Subscription Rights, you should deliver the properly completed and signed Subscription Rights Statement, with payment of the Subscription Price in full for each ordinary share subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Statement and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

You cannot revoke the exercise of your Subscription Right. Subscription Rights not exercised at or prior to 5:00 PM Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON, LLC. THE SUBSCRIPTION AGENT, AT (866) 628-6024.